Exhibit (h)12

SHAREHOLDER SERVICES AGREEMENT

This Agreement (the “Agreement”) is made as of June         , 2005 by and between SEI Global Services, Inc., a Delaware corporation (“SGSI”), and                     , a              [corporation] (the “Company”) with respect to the shares of the funds identified on Exhibit A attached hereto (the “Funds”).

WHEREAS the Funds are open-end, management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), identified on Exhibit A attached hereto, as such Exhibit may be amended from time to time by the parties hereto (the “Funds”);

WHEREAS the Company desires SGSI to serve as agent to the Funds to provide certain administrative activities set forth in Exhibit B attached hereto in connection with purchase and redemption of shares of the Funds by those certain employee benefit, profit-sharing and retirement plans for which SGSI, or an affiliate, now performs or intends to perform administrative and recordkeeping services (the “Clients”).

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	APPOINTMENT OF SGSI.

(a) Company hereby appoints SGSI as agent with respect to shares of the Funds purchased and held by its Clients, and SGSI accepts such appointment and agrees to perform the services described in Exhibit B. Company or its designee will furnish SGSI [or its agent designated pursuant to paragraph 1(b) of this Agreement], for each Fund, with: (1) confirmed net asset values calculated as of the close of trading (currently 4:00 p.m. New York time) on the New York Stock Exchange (the “Close of Trading”) on each business day that the New York Stock Exchange is open for business (each a “Business Day”), (2) shareholder income and capital gain dividend information as it arises, and (3) in the case of income Funds, the daily accrual for interest rate factor (mil rate). Company shall use its best efforts to provide such information to SGSI [or its agent designated pursuant to paragraph 1(b) of this Agreement], by 6:00 p.m. Eastern time (or as soon as practicable thereafter). As agent for the Funds, SGSI [or its agent designated pursuant to paragraph 1(b) of this Agreement] shall receive from Clients for acceptance as of the Close of Trading on each Business Day based upon the Client’s receipt of instructions from participants of the Clients prior to the Close of Trading on such Business Days: (a) orders for the purchase of shares of the Funds and (b) redemption requests and redemption directions with respect to shares of the Funds held by Clients (both (a) and (b) herein being hereinafter referred to as “Instructions”).

(b) The parties acknowledge and agree that, at the sole expense of SGSI, SGSI may appoint a third party as it’s agent, including an affiliate of SGSI (“SGSI’s Agent”) to provide any or all of the services described on Exhibit B or as otherwise mutually agreed in writing with respect to the Clients covered under this Agreement.

2.	FUND RECEIPT OF INSTRUCTIONS.

For purposes of the delivery and the receipt of Instructions under this Agreement (both for any manual trades and for any trades processed through the National Securities Clearing Corporation), SGSI’s Agent shall be SGSI’s limited purpose agent [appointed pursuant to Section 1(b) of the Agreement] with respect to the Funds listed in this Agreement.

3.	INCOME, CAPITAL GAIN AND OTHER DISTRIBUTIONS.

(a) Upon the declaration of each dividend and each capital gain distribution for a Fund by the Board, the Company (or its agents) will furnish SGSI, or SGSI’s Agent as directed by SGSI, the information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as to which shareholders entitled to payment will be determined, the amount payable per share to the shareholders of record as of that date, and whether such dividend or distribution is to be paid in shares at the then-current NAV per share or in cash.

(b) For annual tax reporting purposes, the Company will inform SGSI, promptly upon the availability of such information, by fax or direct or indirect computer systems access mutually agreed upon by the parties (if any), of any portion of each Fund’s distributions that comprise all information required for Form 1099 reporting, including but not limited to: foreign source income, return of capital, tax exempt income by state of origin, investment expenses, nontaxable distributions, Section 1202 gain or unrecaptured Section 1250 gain. In the event the Company fails to provide this information in a timely manner, any resulting loss, expense, cost, liability or damage shall be paid for by the Company to SGSI for the benefit of its Clients.

4.	FEES.

The Company will pay SGSI the fees listed on Exhibit A of this Agreement. Such fees shall be calculated and paid quarterly in arrears. Any amount due under this Agreement to SGSI from the Company will bear interest, from the date such amount is due until such payment is made, at a rate equal to the “prime rate” as published from time to time by The Wall Street Journal. The Company is authorized to submit any invoices required by Exhibit A and remit any payments due to SGSI, directly to SGSI’s agent.

5.	COORDINATION OF OPERATIONS.

The Company will cause appropriate qualified personnel to be made available, as may be reasonably requested by SGSI, to consult with SGSI in coordinating operations pursuant to this Agreement, and to assist SGSI in resolving any discrepancies between SGSI and the Funds. The Company will promptly provide SGSI with sufficient copies of any prospectuses or Fund updates to a currently effective prospectus and of any material changes in a Fund. Material changes shall include, but not be limited to: name changes, changes in CUSIP number, changes in underwriters, fund closures (either to new investors or permanently closed), changes to a Fund’s proxy voting policies and procedures, changes in Blue Sky registration and implementation of short-term redemption rates. Notice shall be given by phone or electronic mail to the addresses specified in Section 15(j). Notice will be deemed to be timely if given no later than five business days prior to the change taking effect. In the event the Company fails to give timely notice of a change, any resulting loss shall be paid for by the Company to SGSI for the benefit of its Clients. The Company shall provide SGSI with as many copies each of the Funds’ prospectuses, in either hard copy or .pdf format, as required for SGSI to provide its services to its Clients, as outlined in Exhibit B of the Agreement.

6.	STATUS OF SGSI.

The parties acknowledge and agree that the services provided by SGSI are shareholder servicing, recordkeeping and related services only and are not the services of an underwriter or a principal underwriter of any of the Funds within the meaning of the Securities Act of 1933, as amended, or the 1940 Act. To the extent SGSI enters any purchase, redemption or exchange order for any of the Funds, such order will be made by SGSI: (i) as agent of each of its Clients whose shares are subject of such order; and (ii) pursuant to instructions from the account owner, participant, named fiduciary entity or any other person with investment discretion and authority for the assets that are the subject of the transaction.

7.	REPRESENTATIONS AND WARRANTIES.

(a) The Company represents and warrants to SGSI that:

(i) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform its obligations under this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement;

(ii) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

(iii) the execution, performance and delivery of this Agreement by the Company will not result in it violating any applicable law, rule or regulation, or any contract to which Company is a party;

(iv) each Fund is an open-end investment company registered under the 1940 Act and is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended;

(v) to the extent required by law, each Fund is registered and its shares are qualified for sale in all states and other jurisdictions in the United States unless SGSI has been notified in writing to the contrary;

(vi) that it will not attempt to deprive SGSI of business opportunities or existing business by providing information to competitors of SGSI or its affiliates concerning SGSI’s or its affiliates’ business plans, marketing efforts, existing relationships with plan sponsors or Clients, or proposals for business that they have outstanding with plan sponsors or Clients (other than information that a competitor has already obtain from another source or that is generally known within the industry); and

(vii) it will notify SGSI within a commercially reasonable period of time in the event that the Company is unable to perform any of its obligations hereunder.

(b) SGSI represents and warrants to the Company that:

(i) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform its obligations under this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement;

(ii) this Agreement constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(iii) the execution, performance and delivery of this Agreement by the Company will not result in it violating any applicable law, rule or regulation or any contract to which SGSI is a party; and

(iv) it will notify the Company within a commercially reasonable period of time in the event that SGSI is unable to perform any of its obligations hereunder.

8.	ANTI-MONEY LAUNDERING PROGRAM/MARKET TIMING.

(a) SGSI represents that it, or one of its affiliates, has established and will maintain an anti-money laundering (“AML”) program reasonably designed to comply with all applicable AML laws and regulations, including applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001, as well as with all regulations administered by the U.S. Department of the Treasury’s Office of Foreign Asset Control.

9.	INDEMNIFICATION.

(a) SGSI agrees to indemnify and hold harmless the Company, from any loss, expense, cost, liability, or damage (including reasonable attorney’s fees) which may be suffered by it as a result of any material breach of this Agreement by SGSI or arising from SGSI’s gross negligence, willful misconduct or violation of any applicable law in the performance of its duties under this Agreement. The Company agrees to indemnify and hold harmless SGSI from any loss, expense, cost, liability, or damage (including reasonable attorney’s fees) which may be suffered by it as a result of any material breach of this Agreement by the Company or arising from the Company’s gross negligence, willful misconduct or violation of any applicable law in the performance of its duties under this Agreement, or SGSI’s dissemination of information regarding any Fund that contains an untrue statement of material fact or any omissions of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and that was published or provided to SGSI by or on behalf of the Company, or accurately derived from information published or provided by or on behalf of the Company, including, but not limited to, information contained in the prospectus or statement of additional information for any Fund.

(b) Promptly after receipt by a party entitled to indemnity under this Section 9 (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement therefore, but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified party otherwise. In case any such action is brought against any Indemnified Party, and it notified the indemnifying party thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action, the Indemnified Party shall bear the expense of any additional counsel obtained by it and the indemnifying party shall not be liable to such Indemnified Party under this Section 9 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. Neither the Indemnified Party nor the indemnifying party may settle any action without the written consent of the other, which consent shall not be unreasonably withheld.

(c) Neither party shall be liable for special, indirect, incidental, consequential, or punitive damages, whether such damages are incurred or experienced as a result of entering into or relying on this Agreement or otherwise, even if such party has been advised of the possibility of such damages.

10.	PROPRIETARY INFORMATION.

SGSI and the Company acknowledge that the identities of the other party’s customers, as well as information maintained by such other party regarding those customers, and all computer programs and procedures developed by such other party in connection with this Agreement constitute the valuable property of such other party (“Proprietary Information”). Each party agrees that should it come into possession of any of the other’s Proprietary Information pursuant to this Agreement, the party who acquired the information shall hold such Proprietary Information in confidence and refrain from using, disclosing or distributing any such information, except (i) with the other party’s written consent, or (ii) as required by law or judicial process. Each party acknowledges that a party’s breach of the agreements contained in this Section 10 would result in immediate and irreparable harm to the other party for which there would be no adequate remedy at law and agrees that in the event of such a breach such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

11.	TERMINATION.

(a) Either party to this Agreement will have the right to terminate this Agreement for any reason upon 60 days’ written notice to the other party, without any liability arising by reason of such termination.

(b) Upon any material breach of this Agreement, the Company may terminate this Agreement upon 10 days’ written notice to SGSI. Upon any material breach of this Agreement by the Company, SGSI may terminate this Agreement at any time upon 10 days’ written notice to the Company.

12.	MISCELLANEOUS.

(a) ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (EXCEPT DISPUTES CONCERNING MISUSE OF PROPRIETARY INFORMATION DESCRIBED IN SECTION 10) WILL BE SETTLED BY ARBITRATION, TO BE CONDUCTED PURSUANT TO THE COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION. ALL ARBITRATION PROCEEDINGS WILL TAKE PLACE ONLY IN PHILADELPHIA, PENNSYLVANIA BEFORE ONE ARBITRATOR TO BE MUTUALLY AGREED TO BY THE PARTIES AND WHO IS AN EXPERT IN THE SECURITIES INDUSTRY. TO THE EXTENT NOT PREEMPTED BY FEDERAL LAW, PENNSYLVANIA STATUTORY (INCLUDING WITHOUT LIMITATION THE STATUTES

GOVERNING THE AWARD OF DAMAGES AND ARBITRATION) AND COMMON LAW WILL CONTROL DURING ARBITRATION. BOTH PARTIES WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO INSTITUTE OR CONDUCT LITIGATION OR ARBITRATION IN ANY OTHER FORUM OR LOCATION, OR BEFORE ANY OTHER BODY. ARBITRATION IS FINAL AND BINDING ON THE PARTIES. AN AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION OVER THE PERTINENT PARTY.

(b) Any amendment to this Agreement will be valid only if in writing and signed by the parties. The parties agree that Funds may be deleted from and additional Funds may be added to this Agreement (and become a “Fund” for purposes of this Agreement), upon the parties execution of an amended Exhibit A detailing such change.

(c) The parties shall not, without the prior written consent of the other, use the name of the other in advertising, marketing materials, publicity or electronic media; provided, that, notwithstanding the foregoing, SGSI may use information regarding the Funds obtained from a reliable third party reporting service, such as Lipper, Morningstar and/or S&P, in information provided to its Clients concerning the Funds.

(d) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof. This Agreement may be modified, and any provision of this Agreement may be waived, only in writing signed by the parties. No failure of either party to insist upon strict performance of any provision of this Agreement shall constitute a waiver.

(e) Neither party may assign this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement to an affiliate upon prior written notice to the other party, as long as that affiliate is properly licensed and registered to conduct such business, if required. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of SGSI and the Company.

(f) If any provision of this Agreement is deemed to be in violation of law or is unenforceable, the remainder of this Agreement with such provision omitted will remain in full force and effect.

(g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

(h) Each party agrees to abide by all applicable federal and state laws, rules and regulations, as well as the rules of any governing body to which the party is a member, in connection with the performance of its obligations under this Agreement.

(i) The representations and warranties of the parties and all obligations and responsibilities of the parties under this Agreement, including all payment obligations, as to periods through the date this Agreement is terminated, will survive the termination of this Agreement. Without limiting the foregoing, the provisions of Sections 7(a)(iv), 9, 10 and 12(a) will continue to apply after termination of this Agreement.

(j) Except as otherwise provided in this Agreement, all notices given under this Agreement will be given only by delivery in person, by deposit in the United States mails, using certified mail, by commercial overnight delivery service, or by facsimile transmission (with machine confirmation). All notices will be in writing:

IF TO SGSI:	IF TO COMPANY:

SEI Global Services, Inc.	_________________________________
Attn: General Counsel	_________________________________
1 Freedom Valley Drive	_________________________________
Oaks, PA 19456	_________________________________
Fax: 610-676-7755	_________________________________

(k) In no event shall either party be liable to the other party for any delay or failure to perform hereunder, which delay or failure to perform is due to any force majeure cause beyond the control of such party, including, but not limited to, acts of God; acts of the public enemy; acts of the government of the United States of America or any State, territory, or political division of the United States of America, or of the District of Columbia; fires; floods; epidemics; quarantine restrictions; strikes (not involving employees, subcontractors, or agents of the party whose performance is delayed or prevented); acts of terrorism; riots; and freight embargoes (each, a “Force Majeure Event”). Notwithstanding the foregoing, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of such party. The party to which the Force Majeure Event applies shall take all reasonable steps to mitigate the effect and length of such Force Majeure Event and its direct and indirect, and its intended and unintended, results or consequences. Performance times under this Agreement shall be considered extended for a period of time equivalent to the time lost because of any delay which is excusable under this Section.

(l) This Agreement will be construed by and governed in accordance with the laws of the State of Pennsylvania, without regard to its choice of laws principals, except where specifically exempted by federal law, such as the Employee Retiree Income Security Act of 1974, as amended.

(m) Neither this Agreement nor the performance of the services herein shall be considered to create, and both parties expressly disclaim, any agency, joint venture, partnership,

or association between the parties or between SGSI and other parties for whom the Company may perform the same or similar services.

(n) This Agreement is not, and shall not be deemed, an exclusive arrangement between the parties and shall not prohibit, restrict, condition, or otherwise prevent either party from entering into the same or similar arrangements with either party’s affiliates or with third parties.

(o) If SGSI or its affiliates or agents need to take actions in order to comply with legal or regulatory requirements or governmental orders or other requirements affecting the services provided under this Agreement, whether imposed by federal, state, or other governmental or self-regulatory authority, such actions shall not constitute a breach of this Agreement.

(p) The section and subsection headings herein are for reference only; and in the event of a conflict between a section/subsection heading and the content of a section, the latter shall control.

(q) Each party shall bear its own expenses in the performance of all of its duties and responsibilities established under this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

_________________________________ (Company)

By:
Print
Its:
Date:

SEI GLOBAL SERVICES, INC. (“SGSI”)

By:
Print:
Its:
Date:

EXHIBIT A

APPLICABLE FUNDS AND ASSOCIATED FEES

As compensation for the recordkeeping and shareholder services provided by SGSI in connection with the below listed Funds, the Company shall pay SGSI the fees set forth below based on the total assets in each listed Fund. Fees shall be calculated and paid quarterly. SGSI, or SGSI Agent, will calculate the applicable fees at the end of each calendar quarter, and invoice the Company. The Company shall make payment to SGSI or SGSI’s Agent within ten (10) days of receipt of the invoice.

Fund Name	Cusip	Ticker Symbol	Fee

[Add Instructions Here]

EXHIBIT B

SGSI SERVICES TO THE PLAN

A. SGSI will provide recordkeeping and shareholder services to its Clients and the Company shall not be responsible for servicing such Clients. Services SGSI provides to its Clients include, but are not limited to, transmitting purchase and sale orders to the Company (or its service providers) and assisting Clients in processing purchase, redemption and exchange transactions; changing dividend options, account designations and addresses; and establishing and maintaining plan records. SGSI will facilitate the mailing to its Clients of all currently effective prospectuses of the Fund(s), proxy materials (including notices, proxy statements, and forms of proxies), reports and other required communications.

B. SGSI shall be responsible for performing only those services it has specifically agreed in writing to perform under this Agreement.

C. SGSI will maintain separate accounts and records for each Client account, including allocating on its records for each Client the number of Fund shares purchased, accrued as dividends and received and any cash dividend or distribution paid on account of Fund shares. SGSI will reconcile amounts posted to each applicable Client’s account with the amount recorded on the applicable Fund’s records.

EXHIBIT C

SGSI’s Agents

SGSI currently uses the following agent(s) in providing the services described in this Agreement:

•	Wachovia Bank, N.A., NSCC dealer 0929. – Wachovia Bank, N.A. (“Wachovia”) shall be SIMC’s limited purpose agent (appointed pursuant to Section 1(b) of the Agreement) with respect to the Funds listed in this Agreement.